Exhibit 10.9

2025 - 2027 Long Term Executive Incentive Program Guidelines

EDD

This document summarizes the elements and features of Bar Harbor Bankshares (“BHB”) 2025-2027 Long Term Executive Incentive Program (“LTEIP”).  Awards under the LTEIP are granted under the Bar Harbor Bankshares 2019 Equity Plan (the “Plan”) and are subject to the terms and conditions of the Plan and any applicable Award Agreement entered into thereunder.  Capitalized terms used but not defined herein shall have the meanings ascribed in the Plan.

Individually and collectively, BHB believes the executive team has the ability to influence and drive BHB’s success.  The LTEIP is designed to reward executives for driving BHB’s success.

The objectives of the LTEIP are to:

●	Align the interests of our executives with shareholder interests;
●	Increase executive stock ownership/holdings;
●	Ensure sound risk management by providing a balanced view of performance and aligning rewards with the time horizon of risk;
●	Position BHB’s total compensation to be competitive with market for meeting performance goals;
●	Motivate and reward long-term sustained performance; and
●	Enable BHB to attract and retain talent needed to drive BHB’s success.

Eligibility

●	Eligibility to participate in the LTEIP is limited to named executive officers and selected Senior Executive Team (“SET”) members nominated by the CEO and approved by the Compensation and Human Resources Committee of the Board of Directors (the “Committee”).
●	Participants must be an active employee as of the vesting date to receive an award unless otherwise approved by the Committee.

Program Components and Opportunity

Grants under the LTEIP will consist of a combination of time-vesting Restricted Stock and performance-vesting Restricted Stock Units.

●	Time-vested Restricted Stock (“TRS”) supports executive ownership and retention objectives. TRS grants will vest in equal installments over three years on April 23, 2026, April 23, 2027 and April 23, 2028 (e.g. 1/3 per year).

●	Performance-vested Restricted Stock Units (“PRSUs”) promote pay for performance since the awards only vest when predefined performance goals are met. PRSU grants will vest, if at all, after three year performance period ends, on April 23, 2028, if the performance measures established by the Committee are met.

In general, LTEIP awards will be granted for the participants in the target amounts presented in the table below; however, the amount actually granted to a participant may vary from the target (e.g., +/-20%), as determined by the Committee, as necessary, to reflect BHB’s performance, business environment, affordability and individual performance and contribution.  Once the Committee determines the grant amounts, the awards will be allocated among TRS and PRSUs based on the LTEIP mix presented in the table below.

Participants	Total LTEIP Target (% of Salary)	LTEIP Mix (% of LTEIP Target)
		TRS	PRSUs
CEO/President	65%	38.5%	61.5%
EVP CFO	40%	50%	50%
All other members of SET	35%	50%	50%

The ultimate value of the TRSs will reflect the stock price appreciation between the date of grant and the vesting date (e.g., April 23rd of 2026, 2027 and 2028).

On the other hand, the ultimate value of PRSUs will reflect the Company’s future performance (i.e., 3-years) based on defined performance goals as well as stock price appreciation between the date of grant and the vesting date (e.g., April 23, 2028).  The amount of PRSUs that vest can vary between 0% if goals not met or 50% and 150% of the number of PRSUs granted based on whether threshold or stretch performance goals are met.  Actual vesting amounts are interpolated between threshold and stretch and will vary from the number of shares granted in each year.

Award Agreements will be provided to each participant upon grant and will specify the terms and conditions of the grant.

Performance Measures for PRSUs

The performance goal(s) are reviewed and approved by the Committee and targets and ranges are set consistent with business plans and expectations.  The performance metrics for the PRSUs for the 2025-2027 performance cycle will be set forth in the applicable Award Agreements.  For the 2025-2027 performance cycle, Relative Core Return on Assets (“Core ROA”) and Relative Core Return on Equity (“Core ROE”) (each, as defined in the applicable Award Agreements), split equally, have been selected as the performance measures considering BHB’s strategic plan, growth strategy, as well as alignment with shareholder interests.

The performance measures will be assessed on a relative basis compared to companies in an index defined at the start of the performance period. Appendix A sets forth the Custom Industry Index of component banks for the 2025 - 2027 performance cycle.  The Custom Industry Index includes exchange-traded banks and thrifts with Assets between $2.0B and $10B and headquarters in Northeast and Mid-Atlantic, excluding Puerto Rico.  If any banks on the Custom Industry Index are de-registered or acquired as of the end of the performance period, they will be removed for the entire performance period and will not be replaced.

The table below reflects how the performance measures will be applied to the PRSUs for the 2025-2027 performance cycle.  For this purpose, Core ROA and Core ROE measures will be calculated using percentile rank of 3-year average Core ROA and Core ROE.

Performance Measure	Wt.	Below Threshold	Threshold	Target	Stretch
3-year average Core ROA - relative to Custom Industry Index	50%	<25% percentile	25th percentile	50th percentile	75th percentile and above
3-year average Core ROE - relative to Custom Industry Index	50%	<25% percentile	25th percentile	50th percentile	75th percentile and above
Payout (% Grant Awarded)		0%	50%	100%	150%

Summary of Terms and Conditions

Effective Date

This LTEIP is effective January 1, 2025 to reflect a performance period of January 1, 2025 to December 31, 2027.  The LTEIP will be reviewed annually by the Committee and Executive Management to ensure proper alignment with BHB’s business objectives.  The Committee retains the right to amend or modify the LTEIP.  The established performance measurements are intended to remain constant for the three-year performance period.  This LTEIP will remain in effect until December 31, 2027.

Program Administration

The LTEIP is authorized and approved by the Committee. The Committee has the sole authority to interpret the LTEIP and to make or nullify any rules and procedures, as necessary, for proper administration.   Any determination by the Committee will be final and binding on all participants.

Program Changes or Discontinuance

BHB has developed the LTEIP based on existing business, market and economic conditions; current services; and staff assignments.  If substantial changes occur that affect these conditions, BHB may add to, amend, modify or discontinue any of the terms or conditions of the LTEIP at any time.

New Hires, Promotions, and Transfers

An executive who is promoted or hired into the approved participant group generally will be eligible for a pro-rated award under the LTEIP (based on the years in the performance period the new entrant participates in the plan), including for the year in which he/she is hired or promoted, provided that his/her date of hire or promotion is on or prior to June 30th of such year (based on the months the new entrant participates in the current year plan).

Termination of Employment

To encourage employees to remain in the employment of BHB, a participant must be an active employee of BHB on the day the award is vests

If a participant is terminated by BHB, participation under the program is forfeited in its entirety.

If a participant voluntarily leaves BHB at any time during the performance period including the period before the award is vested, s/he will not be eligible for payment.

Participants who have willfully engaged in any activity, injurious to the BHB, will upon termination of employment, death, or retirement, forfeit any incentive award earned during a performance period in which the termination occurred.

The Committee reserves the right to make a decision on whether or not to pay a pro-rated share of any incentive earned for the performance period in question.

Disability, Death, or Retirement

In the event a participant terminates employment prior to an award vesting because of death or Disability (as defined in the applicable Award Agreement), a pro-rated portion of the shares underlying the participant’s award will become vested, as of the participant’s effective date of termination, provided that the vesting of any PRSUs shall be based on the target number of PRSUs awarded to the participant.  In the event a participant terminates employment prior to an award vesting because of Retirement (as defined in the applicable Award Agreement), a pro-rated portion of the shares underlying any TRS award will become vested as of the participant’s effective date of termination and a pro-rated portion of the shares underlying any PRSUs will become vested following the end of the performance period based on the achievement of the relevant performance metrics (as described in the applicable Award Agreement).

Change of Control

In the event of a Change in Control in which Awards are not assumed, converted or replaced, and subject to continuous Service through the effective time of the Change in Control, time-based grants will vest at 100% and Performance-based grants will vest at 100% of Target.  Payment will be made as soon as administratively possible after the Change of Control event is finalized.  A Change of Control event will be determined as defined in BHB’s currently executed Executive Change in Control Severance Plan and employment contracts.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this LTEIP or any questions as to the correct interpretation of any information contained therein, BHB’s interpretation expressed by the Board of Directors will be final and binding.

Clawback

In the event that BHB is required to prepare an accounting restatement due to error, omission, or fraud (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE American each plan participant shall reimburse BHB for part or the entire incentive award made to such plan participant on the basis of having met or exceeded specific targets for the performance periods.  For purposes of the LTEIP, the term “incentive awards” means awards made under the BHB’s LTEIP, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of BHB.  BHB may seek to reclaim incentives within a three-year period of the incentive payout.

In addition, the altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the LTEIP to which the employee would otherwise be entitled will be revoked even though an accounting reinstatement may not be required.

Miscellaneous

The LTEIP will not be deemed to give any participant the right to be retained in the employ of BHB, nor will the LTEIP interfere with the right of BHB to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and BHB is one of at-will employment. The LTEIP does not alter the relationship.

This LTEIP and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Maine.

Each provision in this LTEIP is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

The LTEIP is proprietary and confidential to BHB and its employees and should not be shared outside the organization except as authorized by the Committee for public disclosure documents.

In the event of a conflict between this summary and the terms of the Plan pursuant to which the awards may be granted, or the Award Agreements, the Plan or the Award Agreements, as applicable, will govern.